Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Municipal Securities Trust of our reports dated July 12, 2021 relating to the financial statements and financial highlights, which appears in John Hancock High Yield Municipal Bond Fund and John Hancock Tax-Free Bond Fund’s Annual Reports on Form N-CSR for the year ended May 31, 2021. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Its Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 24, 2021